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                                                                  June 30, 1997


Dean Witter High Income Securities
Two World Trade Center
New York, NY 10048

Dean Witter High Yield Securities Inc.
Two World Trade Center
New York, NY 10048

Gentlemen:

                  You have requested our opinion as to the Federal income tax consequences of the transaction (the "Reorganization") described below pursuant to which substantially all assets of (i) Dean Witter High Income Securities (" High Income"), will be combined with those of Dean Witter High Yield Securities Inc. ("High Yield"), in exchange for shares of High Yield, and the assumption by High Yield of certain liabilities of High Income (the "Liabilities"), (ii) High Income will be liquidated, and (iii) the High Yield Shares will be distributed to the holders ("High Income Shareholders") of shares in High Income ("High Income Shares") pursuant to such liquidation.

                  We have examined and are familiar with such documents, records and other instruments as we have deemed appropriate for purposes of this opinion letter, including the Registration Statement being filed with the Securities and Exchange Commission under the Securities Act of 1933 on Form N-14, relating to the High Yield Shares (the "Registration Statement") which includes, as a part thereof, the proxy statement of High Income (the "High Income Proxy") which will be used to solicit proxies of Shareholders in connection with the Special Meeting of High Income Shareholders and the proposed Agreement and Plan of Reorganization by and between High Income and High Yield (the "Plan"). In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform to the proposed forms of such documents that we have examined. We have further assumed that the Reorganization will be carried out pursuant to the terms of the Plan, that factual statements and information contained in the Registration Statement, the High Income Proxy and other documents, records, and instruments supplied to us are correct and that there will be no material change with respect to such facts or information prior to the time of the Reorganization. In rendering our opinion we have also relied on the representations and facts discussed below which


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June 30, 1997
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have been provided to us by Dean Witter Intercapital Inc ("Dean Witter"), High
Yield and High Income, and we have assumed that such representations and facts will remain correct at the time of the Reorganization.


                                      FACTS


                  High Yield is an open-end diversified management investment company engaged in the continuous offering of its shares to the public. Since its inception, High Yield has conducted its affairs so as to qualify, and has elected to be taxed, as a regulated investment company under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

                  High Income is an open-end diversified management investment company engaged in the continuous offering of its shares to the public. Since its inception, High Income has conducted its affairs so as to qualify, and has elected to be taxed, as a regulated investment company under Section 851 of the Code.

                  The Board of Directors of High Yield and of High Income have each determined, for valid business reasons, that it is advisable to combine the assets of High Income and High Yield into one fund.

                  In view of the above, the Board of Directors of High Income adopted the Plan, subject to, among other things, approval by High Income Shareholders.

                  Pursuant to the Plan, High Income will transfer all of its assets to High Yield in exchange for the High Yield Shares (including fractional High Yield Shares) and the assumption by High Yield of the Liabilities. Immediately thereafter, High Income will distribute the High Yield Shares to High Income Shareholders in exchange for and in cancellation of their High Income Shares and in complete liquidation of High Income.

                  Each of the following representations, among other representations, has been made to us in connection with the Reorganization by Dean Witter, High Income and High Yield.

                  (1) To the best of the knowledge of the management of Dean Witter, High


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June 30, 1997
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Income, High Yield, and their affiliates (collectively, "Management"), there is no plan or intention on the part of High Income Shareholders, to redeem, sell, exchange or otherwise dispose of a number of High Yield Shares that would reduce High Income Shareholders' ownership of High Yield Shares to a number of High Yield Shares having a value, as of the date of the Reorgani zation, of less than 50 percent of the value of all of the formerly outstanding High Income Shares as of such date;

                  (2) High Yield has no plan or intention to reacquire any of the High Yield Shares to be issued pursuant to the Reorganization except to the extent necessary to comply with its legal obligation to redeem its own shares;

                  (3) The Liabilities to be assumed by or transferred to High Yield were incurred by High Income in the ordinary course of business and are associated with the assets being transferred to High Yield;

                  (4) The amount of the Liabilities will not exceed the aggregate adjusted basis of High Income for its assets transferred to High Yield;

                  (5) High Yield has no plan or intention to sell or otherwise dispose of more than fifty percent of the assets of High Income acquired in the Reorganization, except for dispositions made in the ordinary course of business;

                  (6) There is no indebtedness between High Income and High Yield that was issued, acquired or will be settled at a discount;

                  (7) High Income has been a regulated investment company within the meaning of Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a regulated investment company for its taxable year ending on the date of the Reorganization;

                  (8) High Yield has been a regulated investment company within the meaning of Section 851 of the Code since the date of its organization through the date hereof and will qualify as a regulated investment company for its taxable year ending August 31, 1997; and

                  (9) High Income will have no accumulated earnings and profits as of the close of


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June 30, 1997
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its taxable year ending on the date of the Reorganization.


                                     OPINION


                  Based on the Code, Treasury Regulations issued thereunder, Internal Revenue Service Rulings and the relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that the Federal income tax consequences of the Reorganization to High Yield, High Income, and the High Income Shareholders will be as follows:

                  (1) The transfer of substantially all of High Income's assets in exchange for High Yield Shares and the assumption by High Yield of certain stated Liabilities of High Income, followed by the distribution by High Income of the High Yield Shares to the High Income Shareholders in exchange for their High Income Shares, will constitute a "reorganization" within the meaning of
Section 368(a)(1) of the Code, and High Income and High Yield will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

                  (2) No gain or loss will be recognized by High Yield upon the receipt of the assets of High Income solely in exchange for High Yield Shares and the assumption of the Liabilities by High Yield of the stated liabilities of High Income;

                  (3) No gain or loss will be recognized by High Income upon the transfer of the assets of High Income to High Yield, in exchange for the High Yield Shares and the assumption of the Liabilities by High Yield, or upon the distribution of the High Yield Shares to High Income Shareholders in exchange for their High Income Shares as provided in the Plan;

                  (4) No gain or loss will be recognized by High Income Shareholders upon the exchange of their High Income Shares for the High Yield Shares;

                  (5) The aggregate tax basis for the High Yield Shares received by each High Income Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the High Income Shares held by each such High Income Shareholder immediately prior to the Reorganization;


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June 30, 1997
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                  (6) The holding period of the High Yield Shares to be received by each High Income Shareholder will include the period during which the High Income Shares surrendered in exchange therefor were held (provided such High Income Shares were held as capital assets on the date of the Reorganization);

                  (7) The tax basis of the assets of High Income acquired by High Yield will be the same as the tax basis of such assets to High Income immediately prior to the Reorganization; and

                  (8) The holding period of the assets of High Income in the hands of High Yield will include the period during which those assets were held by High Income.

                  We are not expressing an opinion as to any aspect of the Reorganization other than those opinions expressly stated above.

                  As noted above, this opinion is based upon our analysis of the Code, Treasury Regulations issued thereunder, Internal Revenue Service Rulings and case law which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the Internal Revenue Service will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion, nor can any assurances be given that the Internal Revenue Service will not audit or question the treatment accorded to the Reorganization on the Federal income tax returns of High Yield, High Income, or the High Income Shareholders.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and any reference to our firm in the Registration Statement and the High Income Proxy constituting a part thereof.

                                                     Very truly yours,


                                                     /s/ Gordon Altman Butowsky
                                                      Weitzen Shalov & Wein